Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

IMPERIAL CAPITAL BANCORP, INC. REPORTS
EARNINGS FOR THE QUARTER AND NINE MONTHS ENDED
SEPTEMBER 30, 2008

La Jolla, California (October 16, 2008) --- Imperial Capital Bancorp, Inc. (NYSE-IMP) today reported net income for the quarter ended September 30, 2008, primarily resulting from the operations of its wholly-owned subsidiary, Imperial Capital Bank (the Bank), of $533,000 or $0.10 per diluted share compared to $1.7 million or $0.31 per diluted share for the same period last year.  President and Chief Executive Officer George W. Haligowski stated that: “We are obviously disappointed in our results for the quarter, which included a $4.6 million impairment charge related to our investment in Fannie Mae perpetual preferred stock.  This charge related to a decline in market value as a result of the government’s decision to place Fannie Mae under its conservatorship.  Excluding the net impact of this charge, our quarterly net income and diluted earnings per share would have been $3.3 million and $0.61 per share, respectively.  Additionally, we’ve remained keenly focused on effectively managing our credit related issues and loan loss reserves.  During the quarter, we recorded a provision for loan losses of $10.1 million and increased the ratio of our allowance for loan loss to total loans to 1.80% ascompared to 1.51% and 1.41% at December 31, 2007 and September 30, 2007, respectively.  Despite these charges, we are proud to be reporting our 52nd consecutive profitable quarter since becoming a public company and that we’ve continued to maintain our regulatory capital ratios in excess of the ‘well capitalized’ thresholds.”

Net interest income before provision for loan losses increased 39.7% to $28.9 million for the quarter ended September 30, 2008, compared to $20.7 million for the same period last year.  The increase was primarily due to an increase in interest earned on our investment securities held-to-maturity, as well as a decline in our average cost of funds, as deposits have repriced to current market interest rates.  During the quarters ended September 30, 2008 and 2007, the average balance of our investment securities held-to-maturity was $955.4 million and $171.5 million, respectively.  At September 30, 2008, our investment securities held-to-maturity totaled $957.9 million as compared to $159.0 million at December 31, 2007.  These increases were primarily related to the purchase of approximately $861.8 million of AAA rated corporate sponsored collateralized mortgage obligations (CMOs) during the current year, which are secured by Alt A first lien residential mortgage loans, predominantly all of which carry fixed interest rates.  These CMOs were acquired at an average cost of 87% of their current par value (actual cost ranged from 68% to 97% of current par value, depending on estimated average lives, credit enhancement through subordination levels, and underlying collateral performance).  These investments were priced to earn a weighted average effective yield of approximately 9.0%, and they carry an average credit enhancement of 8.6% through subordination provided by junior CMO tranches that bear the initial losses on the underlying loans.  The average expected life of these CMOs is approximately five years.  The increase in net interest income was partially offset by a decline in interest income earned on our loan portfolio caused by a reduction in the yield earned, as higher yielding loans have paid-off and were replaced by loan production that was originated at lower spreads over our cost of funds due to competitive pricing pressures, as well as a decline in the average balance of loans outstanding during the period.

Imperial Capital Bancorp, Inc. reports earnings
For the quarter and nine months ended September 30, 2008

Haligowski commented: “Our CMO investment initiative has helped to diversify the earnings capacity of our balance sheet.  These securities have supplemented interest income by approximately $18.7 million during the third quarter and, to date, have performed consistent with our expectations.”

The provision for loan losses was $10.1 million and $5.3 million, respectively, for the quarters ended September 30, 2008 and 2007.  The provision for loan losses recorded during the quarter was primarily due to the increase in our non-performing loans.  Non-performing loans as of September 30, 2008 were $176.3 million, compared to $116.8 million and $38.0 million at June 30, 2008 and December 31, 2007, respectively.  The increase in non-performing loans during the year was primarily related to non-performing construction and land development loans, which increased from $8.8 million at December 31, 2007 to $129.2 million at September 30, 2008.  With the housing and secondary mortgage markets continuing to deteriorate and showing no signs of stabilizing in the near future, we continue to aggressively monitor our real estate loan portfolio, including our construction and land loan portfolio.  Our construction and land loan portfolio at September 30, 2008 totaled $456.5 million, of which $294.6 million were residential and condominium conversion construction loans and land development loans, representing 10.2% of our total loan portfolio.  Within this portfolio, approximately 59.1%, 20.5%, 6.4% and 5.1% were located in California, New York, Arizona and Florida, respectively.  At September 30, 2008, we had $117.8 million of non-performing lending relationships within our residential and condominium conversion construction and land development loan portfolio, consisting of 16 lending relationships.  Of these non-performing construction and land development loans, ten relationships, with an aggregate balance of $97.3 million, were located in California (Huntington Beach, Cathedral City, Indio, Riverside, Palm Desert, Van Nuys, Tulare and Palmdale).

Non-interest loss was $4.4 million for the quarter ended September 30, 2008, compared to non-interest income of $949,000 for the same period last year.  The loss primarily related to a $4.6 million other than temporary impairment recorded during the current quarter on our investment in Federal National Mortgage Association (FNMA) preferred stock.  At September 30, 2008, the new cost basis of the preferred stock was approximately $400,000.  The substantial decline in value occurred following the United States Department of Treasury and Federal Housing Finance Agency (FHFA) announcement on September 7, 2008 that FNMA was being placed under conservatorship, that control of its management was being given to its regulator, the FHFA, and that it was prohibited from paying dividends on its common and preferred stock.  There can be no assurance that the remaining value of the FNMA preferred stock will not decline further, or that we will not have to recognize additional impairment charges related to this investment.  Non-interest income typically consists of fees and other miscellaneous income earned on customer accounts.

General and administrative expenses were $12.8 million for the quarter ended September 30, 2008, compared to $13.3 million for the same period last year.  Our efficiency ratio (defined as general and administrative expenses as a percentage of net revenue) was 52.5% for the quarter ended September 30, 2008, as compared to 61.3% for the same period last year.  The improvement in our efficiency ratio was primarily caused by the $8.2 million increase in net interest income, partially offset by a $5.4 million decline in non-interest income.

Loan originations were $102.5 million for the quarter ended September 30, 2008, compared to $340.1 million for the same period last year.  During the current quarter, the Bank originated $45.3 million of commercial real estate loans, $22.0 million of small balance multi-family real estate loans,

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter and nine months ended September 30, 2008

and $35.2 million of entertainment finance loans.  Loan originations for the same period last year consisted of $215.1 million of commercial real estate loans, $90.2 million of small balance multi-family real estate loans, and $34.8 million of entertainment finance loans.

Net income for the nine months ended September 30, 2008 was $3.6 million or $0.66 per diluted share, compared to $14.5 million or $2.58 per diluted share for the same period last year.  Net interest income before provision for loan losses increased 10.9% to $73.7 million for the nine months ended September 30, 2008, compared to $66.5 million for the same period last year.  The increase was primarily due to an increase in interest earned on our investment securities held-to-maturity, as well as a decrease in our average cost of funds, as deposits have repriced to current market interest rates.  During the nine months ended September 30, 2008 and 2007, the average balance of our investment securities held-to-maturity was $562.1 million and $181.0 million, respectively.  This increase was partially offset by the decline in the yield earned on our loan portfolio, as higher yielding loans have paid-off and were replaced by loan production that was originated at lower spreads over our cost of funds due to competitive pricing pressures, as well as a decline in the average balance of loans outstanding during the period.

The provision for loan losses was $20.6 million and $6.5 million, respectively, for the nine months ended September 30, 2008 and 2007.  As discussed above, the increase in the provision related primarily to the increase in our non-performing loans during 2008.

Non-interest loss was $5.3 million for the nine months ended September 30, 2008, compared to non-interest income of $2.5 million for the same period last year.  As discussed above, the decline in non-interest income primarily related to a $4.6 million other than temporary impairment recognized in September 2008 on our investment in FNMA preferred stock.  Non-interest income was further negatively impacted by a loss provision recorded during the nine months ended September 30, 2008 for unfunded commitments, as well as a loss on sale of loans recognized in connection with the sale of approximately $53.2 million of multi-family loans in June 2008.

General and administrative expenses were $39.0 million for the nine months ended September 30, 2008, compared to $37.6 million for the same period last year.  Our efficiency ratio was 57.0% for the nine months ended September 30, 2008, as compared to 54.5% for the same period last year.  The increase in our efficiency ratio was primarily caused by the $1.4 million increase in general and administrative expenses and the $7.8 million decrease in non-interest income, partially offset by the $7.3 million increase in net interest income.

Loan originations were $278.1 million for the nine months ended September 30, 2008, compared to $1.0 billion for the same period last year.  During the current nine month period, the Bank originated $120.8 million of commercial real estate loans, $87.1 million of small balance multi-family real estate loans, and $70.1 million of entertainment finance loans.  Loan originations for the same period last year consisted of $644.0 million of commercial real estate loans, $281.2 million of small balance multi-family real estate loans, and $92.0 million of entertainment finance loans.  In addition, the Bank’s wholesale loan operations acquired $47.3 million of commercial and multi-family real estate loans during the nine months ended September 30, 2007.

Total assets increased $554.2 million to $4.1 billion at September 30, 2008, compared to $3.6 billion at December 31, 2007.  The change in total assets was primarily due to a $798.9 million increase in

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter and nine months ended September 30, 2008

investment securities held-to-maturity, resulting from the AAA rated CMOs purchased during the current year, as discussed above, partially offset by a $295.5 million decrease in our loan portfolio.  In addition, we increased our deposit balances and FHLB advances by $390.0 million and $162.7 million, respectively, during the nine months ended September 30, 2008.

Non-performing assets were $203.5 million and $57.4 million, representing 4.96% and 1.62% of total assets as of September 30, 2008 and December 31, 2007, respectively.  The increase in non-performing assets during the nine months ended September 30, 2008 primarily consisted of the addition of $195.3 million of non-performing loans, partially offset by loan paydowns received of $21.7 million, loan charge-offs of $16.9 million and loan upgrades of $2.3 million from non-performing to performing status.  As of September 30, 2008, non-performing loans primarily consisted of $85.3 million residential and condominium construction real estate loans, $32.5 million of residential land development loans, $11.4 million of other construction projects and $45.8 million of multi-family and commercial real estate loans.  The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) was 29.4% at September 30, 2008 as compared to 125.9% at December 31, 2007.  In addition, our other real estate and other assets owned increased to $27.2 million at September 30, 2008, as compared to $19.4 million at December 31, 2007.

The allowance for loan losses as a percentage of our total loans was 1.80% and 1.51% at September 30, 2008 and December 31, 2007, respectively.  We believe that these reserves levels were adequate to support known and inherent losses in our loan portfolio and for specific reserves as of September 30, 2008 and December 31, 2007, respectively.  The allowance for loan losses is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans and other loans of concern, as well as specific reserves and charge-off activity.  Other loans of concern increased from $27.4 million at December 31, 2007 to $136.5 million at September 30, 2008, as compared to $144.4 million at June 30, 2008.  The increase in non-performing loans during the current year was primarily caused by the addition of $30.7 million of residential and condominium construction and land development loans, $26.6 million of other construction projects, and $53.7 million of commercial and multi-family real estate loans.  Other loans of concern consist of performing loans which have known information that has caused management to be concerned about the borrower’s ability to comply with present loan repayment terms.  During the three and nine months ended September 30, 2008, we had net charge-offs of $9.5 million and $16.6 million, respectively, as compared to $3.6 million and $7.9 million, respectively, for the same periods last year.

At September 30, 2008, shareholders' equity totaled $225.5 million or 5.5% of total assets.  Our book value per share of common stock was $44.92 as of September 30, 2008, an increase of 1.6% and 1.7%, respectively, from $44.22 per share as of December 31, 2007 and from $44.19 per share as of September 30, 2007.

The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2008 of 7.20%, 9.55% and 10.80%, respectively, which represents $130.8 million, $171.0 million and $86.4 million, respectively, of capital in excess of the amount required to be “adequately capitalized” for regulatory purposes.  Capital in excess of the amount required to be “well capitalized” for regulatory purposes were $89.9 million, $109.3 million and $24.7 million, respectively.  In addition, the Company, the Bank’s holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2008 of 7.31%, 9.69% and 11.23%,

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter and nine months ended September 30, 2008

respectively, which represents $136.0 million, $176.2 million and $100.1 million, respectively, of capital in excess of the amount required to be “adequately capitalized”.  Capital in excess of the amount required to be “well capitalized” for regulatory purposes were $94.9 million, $114.3 million and $38.2 million, respectively.

Haligowski concluded:  “Current market and credit conditions remain volatile and uncertain, and are having an undeniable impact on our financial results and the level of our non-performing assets.  Despite these challenging conditions, I’m encouraged that we’ve remained profitable and continue to increase our book value per share during this difficult period.”

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in our market areas, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, the impact of competitive loan products, loan demand risks, the quality or composition of our loan or investment portfolios, increased costs from pursuing the national expansion of our lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates, levels of non-performing assets and other loans of concern, and operating results, the economic impact of any terrorist actions and other risks detailed from time to time in our filings with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2008 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

Imperial Capital Bancorp, Inc. is a publicly traded diversified bank holding company specializing in commercial real estate lending on a national basis and is headquartered in San Diego, California. The Company conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has nine retail branch locations and 15 loan origination offices serving the Western United States, the Southeast, the Mid-Atlantic States, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.

www.imperialcapitalbancorp.com

IMPERIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
	2008	December 31,
	(unaudited)	2007
	(in thousands, except share amounts)

Assets

Cash and cash equivalents	$67,757	$8,944
Investment securities available-for-sale, at fair value	97,126	117,924
Investment securities held-to-maturity, at amortized cost	957,891	159,023
Stock in Federal Home Loan Bank	62,894	53,497
Loans, net (net of allowance for loan losses of $51,817 and
$47,783 as of September 30, 2008 and December 31, 2007, respectively)	2,825,519	3,125,072
Interest receivable	21,699	20,841
Other real estate and other assets owned, net	27,207	19,396
Other assets	45,365	46,522

Total assets	$4,105,458	$3,551,219

Liabilities and Shareholders' Equity

Liabilities:
Deposit accounts	$2,571,813	$2,181,858
Federal Home Loan Bank advances and other borrowings	1,183,903	1,021,235
Accounts payable and other liabilities	37,630	33,959
Junior subordinated debentures	86,600	86,600

Total liabilities	3,879,946	3,323,652

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 9,146,256 and 9,142,256 issued as of September 30, 2008
and December 31, 2007, respectively	85,283	85,009
Retained earnings	258,659	255,947
Accumulated other comprehensive (loss) income, net	(2,792)	267
	341,150	341,223
Less treasury stock, at cost - 4,126,068 and 3,995,634 shares
as of September 30, 2008 and December 31, 2007, respectively	(115,638)	(113,656)
Total shareholders’ equity	225,512	227,567

Total liabilities and shareholders’ equity	$4,105,458	$3,551,219

IMPERIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Interest income:
Loans receivable, including fees	$46,686	$58,450	$151,442	$175,677
Cash, cash equivalents and investment securities	22,723	4,249	40,418	13,337
Total interest income	69,409	62,699	191,860	189,014

Interest expense:
Deposit accounts	24,984	28,479	74,369	82,552
Federal Home Loan Bank advances and other borrowings	13,775	11,440	38,187	33,710
Junior subordinated debentures	1,753	2,102	5,556	6,268
Total interest expense	40,512	42,021	118,112	122,530

Net interest income before provision for loan losses	28,897	20,678	73,748	66,484
Provision for loan losses	10,125	5,266	20,625	6,516
Net interest income after provision for loan losses	18,772	15,412	53,123	59,968

Non-interest (loss) income:
Late and collection fees	225	309	640	848
(Loss) gain on sale of loans, net	(3)	22	(482)	22
Other	(4,644)	618	(5,461)	1,638
Total non-interest (loss) income	(4,422)	949	(5,303)	2,508

Non-interest expense:
Compensation and benefits	5,988	5,967	18,547	17,205
Occupancy and equipment	1,885	1,987	5,741	5,928
Other	4,973	5,301	14,738	14,446
Total general and administrative	12,846	13,255	39,026	37,579

Real estate and other assets owned expense, net	436	268	1,123	626
Provision for losses on real estate and other assets owned	185	-	1,290	-
Loss (gain) on sale of real estate and other assets owned, net	-	(69)	463	(69)
Total real estate and other assets owned expense, net	621	199	2,876	557

Total non-interest expense	13,467	13,454	41,902	38,136

Income before provision for income taxes	883	2,907	5,918	24,340
Provision for income taxes	350	1,193	2,338	9,851

NET INCOME	$533	$1,714	$3,580	$14,489

BASIC EARNINGS PER SHARE	$0.10	$0.31	$0.66	$2.64

DILUTED EARNINGS PER SHARE	$0.10	$0.31	$0.66	$2.58